Exhibit (e)(2)

SCHEDULE A

List of Funds

iShares AAA CLO Active ETF

iShares BBB-B CLO Active ETF

iShares Flexible Income Active ETF

iShares Floating Rate Loan Active ETF

iShares Global Government Bond USD Hedged Active ETF

iShares High Yield Active ETF

iShares High Yield Muni Active ETF

iShares Intermediate Muni Income Active ETF

iShares Large Cap Deep Buffer ETF

iShares Large Cap Moderate Buffer ETF

iShares Securitized Income Active ETF

iShares Short Duration High Yield Muni Active ETF (f/k/a iShares High Yield Muni Income Active ETF)

iShares Short-Term California Muni Active ETF

iShares Total Return Active ETF

Amended July 23, 2025